UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

3 RIVERS ACTIVIST PARTNERS, L.P.
GLADIUS INVESTORS, L.P.
LCV CAPITAL MANAGEMENT, LLC
LODOVICO DE VISCONTI
RAGING CAPITAL FUND, LP
RAGING CAPITAL FUND (QP), LP
RAGING CAPITAL MANAGEMENT, LLC
WILLIAM C. MARTIN
ANTHONY J. BONIDY
JEFFREY J. FENTON
KENNETH H. TRAUB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

The ModusLink Full Value Committee (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of ModusLink Global Solutions, Inc.  The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On October 7, 2010, the Committee issued the following press release:

The ModusLink Full Value Committee Delivers Letter to Board of Directors of ModusLink

Announces Nomination of Three Highly Qualified Independent Director Nominees for Election at ModusLink 2010 Annual Meeting

NEW YORK, Oct. 7 /PRNewswire/ -- The ModusLink Full Value Committee, consisting of LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates (collectively, the “Committee”), today announced that it delivered a letter to the Board of Directors of ModusLink Global Solutions, Inc. (Nasdaq:MLNK - News).  In the letter, the Committee, which beneficially owns approximately 5.5% of the Company’s outstanding shares, expressed its belief that the full potential of the Company is not being realized due to shortcomings in the Company’s operational and capital market strategies and its concerns regarding the Company’s corporate governance practices.  In the letter the Committee also called on the Company to immediately implement a $50 to $75 million share repurchase program and align executive compensation with performance.

In connection with these concerns, the Committee also announced today that it has nominated a slate of three highly qualified independent director nominees for election to the Board of Directors of the Company at the Company’s upcoming annual meeting of shareholders.

The full text of the letter follows:

THE MODUSLINK FULL VALUE COMMITTEE
Raging Capital Management, LLC 254 Witherspoon Street Princeton, New Jersey 08542	LCV Capital Management, LLC Fifteen Churchill Road, Suite 1000 Pittsburgh, Pennsylvania 15235

October 7, 2010

The Board of Directors

ModusLink Global Solutions, Inc.

1100 Winter Street

Waltham, MA 02451

To the Board of Directors of ModusLink:

The ModusLink Full Value Committee (“The Committee”) owns approximately 5.5% of the outstanding shares of ModusLink Global Solutions, Inc. (“ModusLink” or the “Company”).  We are well informed, long-term investors who have met with senior management and several board members on numerous occasions since representatives of The Committee began investing in ModusLink in 2008.

As we have communicated to you, we believe that the full potential of the Company is not being realized due to shortcomings in the Company’s operational and capital markets strategies.  We are concerned about the Company’s strategic direction, approach to capital allocation, and weak governance oversight.  In our opinion, these factors are key contributors to ModusLink’s lackluster stock price performance over the past several years.

Our view is that ModusLink has a tremendous opportunity to unlock and drive substantial shareholder value.  The Company’s $174 million in cash and investments are equal to approximately $4.00 per share, and working capital on hand exceeds $220 million, or 80% of the Company’s current market capitalization.  Yet the Company’s enterprise value totals just $120 million, or less than three times its Fiscal 2010 EBITDA of $46 million.  Unfortunately, the Company will likely continue as a chronic underperformer in the marketplace until change is implemented.

IMPROVE CAPITAL ALLOCATION AND OPERATING FOCUS; DIVEST NON-CORE ASSETS

Shareholder value has been destroyed via a series of poorly timed and poorly executed business acquisitions by ModusLink.  Since 2004, ModusLink has spent more than $315 million on acquisitions, including $87 million on three separate businesses acquired since 2008.  The Company has since taken material goodwill impairment charges on the bulk of these acquisitions in the last two years.  With a current enterprise value of $120 million, it’s fair to say that the return on deployed acquisition capital over the past six years has been abysmal.

Instead of making additional acquisitions, we believe the Company should focus on optimizing and streamlining existing operations, while divesting underperforming and non-core assets.  We believe a simpler, more transparent business would be easier for management to operate and for investors to comprehend and support, thus leading to improved operating results and shareholder returns.

Furthermore, given the relative stability of the cash flows of the Company’s core business, the significant discount to intrinsic/replacement value that the stock currently trades at, and the strength of the balance sheet, we believe ModusLink should immediately implement a $50 to $75 million share repurchase program.  This would be highly accretive to shareholders and magnify the potential upside of any improvement in the Company’s operating results.

INSUFFICIENT CORPORATE GOVERNANCE AND INSIDER OWNERSHIP

We have also communicated to you our serious suggestions to improve ModusLink’s corporate governance shortcomings. While many publicly traded companies have prudently separated the respective roles of Chairman and CEO, ModusLink continues to operate under an archaic structure where the Chairman also holds the position of CEO and President.  This structure fails to provide the appropriate checks and balances needed between the Board and management and engenders a harmful and value-destroying perception by the market of a general lack of accountability.

We are also deeply concerned that this Board has failed to align executive compensation with performance.  According to the Company’s 2009 proxy statement, ModusLink paid out more than $13.8 million to its top three senior executives over a period of three years while Company’s market value declined by hundreds of millions of dollars. This is not acceptable to us as active and concerned shareholders.  It is noteworthy that we are not alone in our opinion on this matter: At last year’s annual meeting, one of the leading corporate governance and proxy advisory firms recommended that shareholders withhold their vote against the election of the chairman of the compensation committee because of the Company’s propensity to overcompensate management for an underperforming stock.  We firmly believe that, in accordance with its fiduciary obligation to shareholders, it is imperative that the Board aligns compensation with the enhancement of shareholder value, since shareholders are the true owners of the Company.

We propose that part of the failure to align compensation with performance can be traced to the low level of stock ownership held by senior management and the Board.  In fact, excluding ModusLink’s Chairman & CEO, the other six members of the board own approximately 35,000 shares in total, or less than one tenth of one percent of the Company.

NEW SHAREHOLDER REPRESENTATIVES ARE NEEDED TO UNLOCK VALUE

As significant shareholders, our objective is to see the full value of our shares and the shares of all other owners of this Company be recognized in the marketplace.  We are committed to working on behalf of all shareholders to ensure that shareholders’ interests are represented in the boardroom.

As you know, we have nominated three individuals to fill the director positions up for election at the Company’s next annual meeting.  All three of our nominees have the appropriate skills and fortitude to implement the significant changes necessary to benefit all ModusLink shareholders and we believe they will be valuable additions to the Board.

We continue to welcome an open dialogue with you but to date we have been unable to reach an understanding with the Company that will result in the Company immediately taking the necessary steps to unlock shareholder value.  Our sincere hope is that this Board will take a fresh look at the opinions we have outlined above and take immediate action to embrace change rather than engage in a protracted and costly proxy contest in an effort to preserve the status quo.

We remain open to speaking with you at any time.

Sincerely,

/s/ Lodovico C. de Visconti	/s/ William C. Martin
Lodovico de Visconti	William C. Martin
Managing Member, LCV Capital Management, LLC	Managing Member, Raging Capital Management, LLC

The Committee urges ModusLink’s stockholders to take the necessary steps with their custodial banks and brokerage firms to ensure they have the ability to vote at ModusLink’s upcoming Annual Meeting.

Shares held in margin accounts may be loaned out by brokers and any shares that are subject to a stock loan cannot be voted by the beneficial owner at the upcoming Annual Meeting if they are loaned out as of the October 15 record date. In order to ensure that ModusLink stockholders have the ability to vote their shares, they should move their shares into a cash account in advance of the October 15 record date.

Investors who are interested in adding to their ownership of ModusLink shares and having the ability to vote these shares at the upcoming Annual Meeting should complete any purchases by October 12, 2010 in order to allow for trade settlement by the record date.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The ModusLink Full Value Committee (the “Committee”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders of ModusLink Global Solutions, Inc. (the “Company”).

THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://us.lrd.yahoo.com/SIG=10o1ro8rc/**HTTP%3A//WWW.SEC.GOV/. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800)322-2885 OR COLLECT AT (212) 929 5500 OR VIA EMAIL AT ModusLink@mackenziepartners.com.

The Participants in the proxy solicitation are anticipated to be 3 Rivers Activist Partners, L.P. (“3 Rivers”), Gladius Investors, L.P. (“Gladius”), LCV Capital Management, LLC (“LCV”), Lodovico de Visconti, Raging Capital Fund, LP (“Raging Capital Fund”), Raging Capital Fund (QP), LP (“Raging Capital Fund QP”), Raging Capital Management, LLC (“Raging Capital”), William C. Martin, Anthony J. Bonidy, Jeffrey J. Fenton and Kenneth H. Traub (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Raging Capital and LCV with the SEC on October 7, 2010, as amended or may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 2,412,587 shares of Common Stock of the Company, consisting of the following: (1) 418,000 shares owned directly by 3 Rivers, (2) 63,284 shares owned directly by Gladius, (3) 1,086,352 shares owned directly by Raging Capital Fund, (4) 758,951 shares owned directly by Raging Capital Fund QP, (5) 51,000 shares owned directly by Mr. Martin and (6) 35,000 shares owned directly by Mr. Traub.

Media Contact:

Damien Park
Hedge Fund Solutions
215-325-0514
dpark@hedgerelations.com

Bill Martin
Raging Capital
917-549-8868

Investor Contact:

Mark Harnett & Bob Marese
MacKenzie Partners
212-929-5500